Exhibit 10.1

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

NON-EMPLOYEE DIRECTORS’ COMPENSATION POLICY

As Amended August 23, 2023, Effective August 23, 2023

Directors of Sportsman’s Warehouse Holdings, Inc., a Delaware corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“non-employee directors”) are entitled to the compensation set forth below for their service as a member of the Company’s Board of Directors (the “Board”). The Board has the right to amend this Non-Employee Directors’ Compensation Policy (this “Policy”) from time to time.

Cash Compensation
Annual Retainer	$ 85,000
Additional Chair Retainer	$130,000
Additional Lead Independent Director Retainer	$ 15,000
Additional Committee Chair Retainers:
Audit Committee Chair	$ 30,000
Compensation Committee Chair	$ 25,000
Nominating and Governance Committee Chair	$ 25,000

Equity Compensation
Annual Equity Award	$100,000
Annual Chair Equity Award	$115,000

Cash Compensation

Each non-employee director will be entitled to a cash retainer while serving on the Board in the amount set forth above (the “Annual Retainer”). A non-employee director who serves as the Chair of the Board will be entitled to an additional cash retainer while serving in that position in the amount set forth above (the “Additional Chair Retainer”). A non-employee director who serves as the Lead Independent Director will be entitled to an additional cash retainer while serving in that position in the amount set forth above (the “Additional Lead Independent Director Retainer”); provided that, unless otherwise provided by the Board, an Additional Lead Independent Director Retainer shall not be paid if a non-employee director is then serving as Chair of the Board. A non-employee director who serves as the Chair of the Audit Committee, the Compensation Committee, or the Nominating and Governance Committee of the Board will be entitled to an additional cash retainer while serving in that position in the applicable amount set forth above (an “Additional Committee Chair Retainer”).

The amounts of the Annual Retainer, Additional Chair Retainer, Additional Lead Independent Director Retainer and Additional Committee Chair Retainers reflected above are expressed as annualized amounts. These retainers will be paid in quarterly installments, in advance, with an installment payable promptly following the start of each fiscal quarter; provided that an installment will be pro-rated, based on calendar days, if a non-employee director commences service (or commences service in the corresponding position, as the case may be) after the start of the particular fiscal quarter.

Equity Awards

On the date of each annual meeting of the Company’s stockholders, each non-employee director in office immediately following such meeting will automatically be granted an award of restricted stock units (an “Annual RSU Award”) determined by dividing (1) the Annual Equity Award grant value set forth above (or, if a non-employee director is then serving as Chair of the Board, the Annual Chair Equity Award grant value set forth above in the case of the award to the non-employee director then serving as Chair of the Board) by (2) the per-share closing price (in regular trading) of the Company’s common stock on The Nasdaq Stock Market on the date of such annual meeting (or the most recent trading day on The Nasdaq Stock Market if such date is not a trading day), rounded down to the nearest whole unit. Each Annual RSU Award will vest in twelve (12) substantially equal installments, subject to the non-employee director’s continued service as a director through each vesting date, with the first installment vesting one month following the date of grant and an additional installment vesting on each monthly anniversary of the date of grant thereafter for the next eleven (11) months; provided, however, that the outstanding and unvested portion of the Annual RSU Award will vest in full immediately prior to the first to occur of (a) the first annual meeting of the Company’s stockholders for the year following the year of grant of the award should such annual meeting occur before the first annual anniversary of the date of grant or (b) a Change in Control of the Company (as Change in Control is defined in the form of award agreement approved by the Board to evidence such award). In the event that more than one annual meeting of the Company’s stockholders occurs during a given fiscal year, automatic Annual RSU Awards will be made only in connection with the first such meeting to occur in that year. If any Annual Meeting is adjourned to a later date, the grant and vesting will be triggered as of the date the Annual Meeting was initially scheduled.

For each new non-employee director appointed or elected to the Board other than on the date of an annual meeting of the Company’s stockholders, the Board has discretion to provide that the new non-employee director will be entitled to a pro-rata portion of the Annual RSU Award on such terms and conditions that the Board shall, in its discretion, establish at the time of any such new non-employee director’s initial appointment or election to the Board.

Each Annual RSU Award will be made under and subject to the terms and conditions of the Company’s 2019 Performance Incentive Plan or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant (the “2019 Plan”), and will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this Policy (the “Form of Award Agreement”). To the extent then vested, restricted stock units will generally be paid in an equal number of shares of the Company’s common stock in accordance with the applicable Form of Award Agreement. Restricted stock unit awards granted under the 2019 Plan are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director for any reason.

Non-employee directors are entitled to receive dividend equivalents with respect to outstanding and unpaid restricted stock units granted pursuant to this Policy. Dividend equivalents,

if any, are paid in the form of a credit of additional restricted stock units under the 2019 Plan and are subject to the same vesting, payment and other provisions as the underlying restricted stock units (including, without limitation, any deferral election made pursuant to the next section with respect to the underlying restricted stock units).

The foregoing general provisions are, in the case of a particular award, subject to the terms and conditions of the applicable Form of Award Agreement.

Deferral of Settlement of Equity Awards

Unless and until otherwise determined by the Board, as applicable, each non-employee director may elect to defer the delivery of shares in settlement of any Annual RSU Award granted, or any additional restricted stock units granted as dividend equivalents with respect to such Annual RSU Award, pursuant to this Policy that would otherwise be delivered to such non-employee director on or following the date such restricted stock units vest pursuant to the terms of this Policy (the “Deferral Election”). Unless otherwise determined by the Board, for any such Deferral Election to be effective, it must be submitted to the Company’s Chief Financial Officer (or such other individual as the Company designates) (a) on or prior to December 15 of the calendar year immediately prior to the calendar year in which the Annual RSU Award to which the Deferral Election relates is granted, or (b) within 30 days after the applicable non-employee director is first appointed or elected to the Board. Any Deferral Election will be irrevocable, and will be subject to such rules, conditions and procedures as shall be determined by the Board, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A, unless otherwise specifically determined by the Board. Deferral Elections shall be made pursuant to a form of deferral election in substantially the form attached hereto as Exhibit A or such other form as approved by the Board.

Expense Reimbursement

All non-employee directors are entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. The Company will make reimbursement to a non-employee director promptly following submission by the non-employee director of reasonable written substantiation for the expenses (and, as required for purposes of Internal Revenue Code Section 409A, in all events not later than the end of the calendar year following the calendar year in which the related expense was incurred).

EXHIBIT A

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

DIRECTORS’ COMPENSATION POLICY

Restricted Stock Unit Deferral Election Form

For Non-Employee Directors

Please complete and return this Restricted Stock Unit Deferral Election Form (the “Election Form”), as described below, [for existing non-employee directors making elections: on or before December 15 of the calendar year prior to the calendar year in which the Annual RSU Award to which the deferral election relates would be granted] [for new non-employee directors: within 30 days following the date you join the Board] (the “Submission Deadline”), to Jeff White, Chief Financial Officer, Sportsman’s Warehouse Holdings, Inc. 1475 West 9000 South, Suite A, West Jordan, Utah 84088.

Neither the provision of this Election Form nor your completion of this Election Form represents a commitment by the Company to grant an Annual RSU Award to you. The grant of an Annual RSU Award remains subject to the terms of the Company’s Director’s Compensation Policy as may be hereinafter amended (the “Policy”). Terms not otherwise defined herein shall have the meaning set forth in the Policy or the 2019 Plan, as applicable.

I understand that my Election Form will become effective and irrevocable as of the Submission Deadline; provided that if this Election Form is properly submitted within 30 days following the date I first become eligible to participate in the Policy, it will become effective and irrevocable on the date I submit it.

I. PERSONAL INFORMATION

(Please print)

Participant Name: [ ] (the “Participant”)

II. ANNUAL RSU AWARD DEFERRAL ELECTION

By signing below, I elect to defer settlement in accordance with this Article II of (i) 100% of my Annual RSU Award (if any) that may be granted to me under the 2019 Plan and pursuant to the Policy in the calendar year following the calendar year in which I tender this election (or if I first became eligible to participate in the Policy in the calendar year in which I tender this election, in the calendar year in which I tender this election) and (ii) 100% of any restricted stock units granted to me as dividend equivalents with respect to such Annual RSU Award. If I do not timely submit a properly completed Election Form, then settlement of my Annual RSU Award and any restricted stock units granted as dividend equivalents with respect to such Annual RSU Award will not be deferred, and instead will vest and settle in accordance with the terms of the Policy, the 2019 Plan, and the applicable Form of Award Agreement.

An Annual RSU Award and any restricted stock units granted as dividend equivalents with respect to such Annual RSU Award that are deferred pursuant to this Article II are referred to together as the “Deferred Award” in this Election Form. Notwithstanding anything to the contrary in this Election Form, if the applicable Annual RSU Award that I have elected to defer settlement of pursuant to this Article II is granted prior to the Submission Deadline, the number of restricted stock units that shall constitute the Deferred Award will be equal to the product of (i) the total number of restricted stock units subject to such Annual RSU Award at the time of grant plus any restricted stock units granted as dividend equivalents with respect to such Annual RSU Award times (ii) the Proration Fraction (as defined below), rounded down to the nearest whole restricted stock unit. The remainder of the restricted stock units subject to such Annual RSU Award and the remainder of any restricted stock units granted as dividend equivalents with respect to such Annual RSU Award will not constitute (or otherwise be part of) the Deferred Award. “Proration Fraction” means a fraction, the numerator of which is the number of days remaining in the scheduled vesting period for the Annual RSU Award after the date this Election Form becomes effective and irrevocable and the denominator of which is the total number of days in such vesting period.

By signing below, I elect to have my Deferred Award settled as follows to the extent it becomes vested and nonforfeitable:

1. Subject to the following paragraph, and to the extent my Deferred Award becomes vested and nonforfeitable, my Deferred Award will be settled in a single lump sum installment in whole shares on the earlier of:

(a) immediately prior to the occurrence of a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, all within the meaning of Treasury Regulation Section 1.409A-3; or

(b) within 60 days following the date of my Separation from Service or my death, whichever is earlier.

For the purposes of the foregoing, “Separation from Service” means my “separation from service” (within the meaning of Section 409A(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)) with the Company and all of its Subsidiaries.

2. If a distribution hereunder is triggered because of my Separation from Service and I am a “specified employee” within the meaning of Section 409A of the Code at the time of my Separation from Service, then the distribution that I would otherwise be entitled to receive upon the date of my Separation from Service will not be settled until the date that is 6 months and 1 day following the date of my Separation from Service, unless I die following the date of my Separation from Service, in which case, my distribution will commence as soon as practicable following, and in all events within sixty (60) days after, the date of my death.

III. PARTICIPANT ACKNOWLEDGEMENTS AND SIGNATURE

1. I agree to all of the terms and conditions of this Election Form.

2. I acknowledge that I have received and read a copy of the 2019 Plan’s prospectus and that I am familiar with the terms and provisions of the 2019 Plan.

3. I agree to the right of the Board to amend or terminate my election under Article II at any time and for any reason, with or without notice; provided that such termination or amendment is performed in compliance with Section 409A (as determined by Company legal counsel in its sole and absolute discretion).

4. I understand that the obligation of the Company to settle any Deferred Award is unfunded and that no assets of any kind have been segregated in a trust or otherwise set aside to satisfy any obligation under this Election Form. I also understand that any election to defer the settlement of any Annual RSU Award and any restricted stock units granted as dividend equivalents with respect to such Annual RSU Award pursuant to this Election Form will make me only a general, unsecured creditor of the Company.

5. I understand that any amounts deferred will be taxable as ordinary income in the year settled. Notwithstanding, I agree and understand that the Company does not guarantee in any way whatsoever the tax treatment of any deferrals or payments made under the Policy or this Election Form. I understand that I will be responsible for all taxes and any other costs owed with respect to any deferrals or payments made with respect to my Annual RSU Award and any restricted stock units granted as dividend equivalents with respect to such Annual RSU Award.

6. If the settlement of any Deferred Award is subject to tax withholding, I understand that the Company will be under no obligation to settle any Deferred Award until such applicable tax withholding obligations are satisfied and that if I fail to satisfy any such tax withholding obligations I will forfeit my right to receive the shares subject to my Deferred Award. If a tax withholding obligation applies, I understand that the Company has the right (but not the obligation) to withhold taxes from my Deferred Award (including pursuant to net share withholding) in any amount and through such procedure as the Company deems necessary or desirable to satisfy any income or other tax obligations incurred with respect to my Annual RSU Award and any restricted stock units granted as dividend equivalents with respect to such Annual RSU Award.

7. I understand that it is my responsibility to consult with my own tax advisors as to any federal, state, local and other taxes I may owe in connection with the settlement of any Deferred Award.

8. I understand, acknowledge and agree that the Board has the discretion to make all determinations and decisions regarding any elections set forth on this Election Form.

9. I understand that this Election Form and the elections made hereunder are intended to comply with the requirements of Section 409A so that none of the Deferred Award issuable will be subject to the tax acceleration and additional penalty taxes imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. If applicable, I understand that I am solely responsible for any accelerated income taxes and additional taxes and tax penalties imposed by Section 409A.

10. I also understand that this Election Form and the elections made hereunder will in all respects be subject to the terms and conditions of the Policy, the applicable Form of Award Agreement and the 2019 Plan, as applicable. Should any inconsistency exist between this Election Form, the Policy, the 2019 Plan, the Form of Award Agreement under which an Annual RSU Award was granted or a dividend equivalent was paid, and/or any applicable law, then the provisions of either the applicable law (including, but not limited to, Section 409A) or the 2019 Plan will control, with the 2019 Plan subordinated to the applicable law and the Form of Award Agreement and the Policy subordinated to this Election Form.

By signing this Election Form, I authorize the implementation of the above elections. I understand that my deferral election is irrevocable effective as of the Submission Deadline, or if I properly submit this Election Form within 30 days following the date I first become eligible to participate in the Policy, this Election Form shall be effective and irrevocable on the date I submit it. I further understand that I may not change the Election Form after it becomes effective and irrevocable, except in accordance with the requirements of Section 409A and the procedures specified by the Board.

Signed:	Date: ___________________________
Participant ___________________________
Agreed to and accepted:
Sportsman’s Warehouse Holdings, Inc.
By:	Date: ___________________________

IMPORTANT DEADLINE: Please remember that if you wish to make any election set forth on this Election Form, then the properly completed Election Form must be signed by you and returned ON OR BEFORE THE SUBMISSION DEADLINE to Jeff White, Chief Financial Officer, at Sportsman’s Warehouse Holdings, Inc. by e-mail to [***].